EXHIBIT 99.1
IMMEDIATE RELEASE

Sharps Compliance Reports Fiscal 2020 First Quarter Results

•	First quarter 2020 revenue of $13.6 million, an increase of 32% over prior year

•	Record first quarter customer billings of $14.2 million, an increase of 38% over prior year

•	Gross margin improved to 33%

•	Net income of $0.7 million, earnings per share of $0.04 for the quarter and EBITDA of $1.2 million

•	Retail market billings increased 83%

•	Home Health Care billings increased 72%

•	Unused medications business grew 45%

•	Route-based business increased 25%

HOUSTON, Texas, October 23, 2019 - Sharps Compliance Corp. (NASDAQ: SMED) (“Sharps” or the “Company”), a leading full-service national provider of comprehensive waste management solutions including medical, pharmaceutical and hazardous, today reported financial results for the first quarter of fiscal year 2020, ended September 30, 2019.
Revenue in the first quarter of fiscal 2020 was $13.6 million an increase of 32% compared to $10.3 million in the same prior year quarter and a 12% increase sequentially as compared to revenue for the 2019 fourth quarter. Customer billings were $14.2 million for the first quarter compared to $10.3 million for the prior year, an increase of 38%, and an increase of 12% on a sequential quarter basis. Gross margin improved to 33.0% compared to 32.6% in the first quarter of fiscal 2019 and 32.0% in the 2019 fourth quarter. The Company reported operating income of $0.8 million in the first quarter of 2020, compared to operating income of $0.1 million in the first quarter of 2019. Sharps recorded net income of $0.7 million, or $0.04 per basic and diluted share in the first quarter of fiscal 2020, as compared to net income of $0.1 million, or $0.00 per basic and diluted share in the first quarter of fiscal 2019. Sharps recorded EBITDA of $1.2 million in the first quarter of fiscal 2020, as compared to EBITDA of $0.5 million in the first quarter of fiscal 2019. (See Reconciliation of Net Income to EBITDA in the supplemental table included at the end of this release).
David P. Tusa, President and Chief Executive Officer of Sharps, stated, “Fiscal 2020 is off to a strong start, with first quarter results reflecting record revenue and billings, enhanced gross margins and increased profitability. Our retail segment achieved particularly robust growth of 83%, driven by strong flu related business and increased demand for unused medication solutions for both commercial and state prevention programs. Customer billings in the Home Health Care market increased 72% for first quarter 2020, largely due to the expansion of our relationship with a major healthcare distributor, including additional orders as well as large stocking orders.
“We also delivered substantial growth across each of our three key solutions -- route-based, mailback and unused medications. Mailback growth of 38% in the quarter was primarily due to strong flu related orders and our growing presence in the home healthcare segment. Our unused medication solutions, which include the MedSafe and Takeaway Medication Recovery System Envelopes, demonstrated growth of 45% compared to the first quarter of fiscal 2019 and sequential growth of 6% compared to the fourth quarter of 2019. At September 30, 2019 we have an installed base of 4,100 collection receptacles in retail as well as hospital pharmacies and long-term care, drug treatment and law enforcement facilities and customers have returned over 38,000 inner liners. Unused medication management is a growing market segment as retail pharmacies, healthcare facilities and communities at large increasingly focus on solutions to promote the proper disposal of unused medications as a component of addressing and solving our nation’s opioid crisis.
Tusa added, “The strong growth and improved profitability generated in the June and September 2019 quarters is a direct result of our Company’s successful transformation from a medical waste mailback only company to a comprehensive service provider to the Healthcare and Retail markets. Our two portfolio expansion services, route-based pick-up and medication management via the MedSafe, are increasing at the rates of 25% and 45%, respectively, and accounted for 37% of consolidated revenue in the first quarter. We are proud of our leadership positions in the market place and are using our success to drive more business.”
First Quarter Review
Professional market billings increased 13% to $4.1 million in the first quarter of fiscal 2020 compared to $3.7 million in the prior year period. The growth was wholly organic, related to the Company’s ability to provide a combination of the cost-effective and easy to use Sharps Recovery System™ and the Company’s route-based pick-up services to serve customers from the small to medium quantity generator sector made up of physicians, clinics, dentists, surgery centers, veterinarians and other healthcare professionals. Billings for the inside and online sales channel, which primarily targets the Professional and Government markets, increased 9% to $2.5 million in the first quarter of fiscal 2020 as compared to $2.3 million in the same prior year period.
First quarter Retail market billings grew 83% from $2.3 million to $4.1 million as compared to the prior year period. Contributing to the growth were increased billings for flu shot related orders of $1.4 million and unused medication solutions of $0.4 million.
Home Health Care billings increased 72% to $3.3 million in the first quarter of 2020 compared to $1.9 million in the first quarter of 2019 due primarily to an expanded relationship with a major healthcare distributor, including additional orders as well as large stocking orders.
Pharmaceutical Manufacturer billings increased 16% to $0.9 million in the first quarter of fiscal 2020 compared to $0.8 million in the first quarter of fiscal 2019, related to inventory builds for several current and one new patient support program.
Government billings increased 28% to $0.8 million in the first quarter of fiscal 2020. Government market billings included $0.2 million of orders under the VA’s Blanket Purchase Agreement. MedSafe related orders to the government market were $0.4 million for the first quarter of fiscal 2020.
Additional Operating Results
The Company reported gross margin of 33.0% for the first quarter of fiscal 2020, an increase compared to gross margin of 32.6% in the same prior year quarter. SG&A increased 16% to $3.5 million but decreased as a percentage of revenue to 26% for the first quarter of fiscal 2020 as compared to SG&A of $3.0 million, or 29% of revenue, in the same prior year quarter. The increase in SG&A is related to the Company’s continued investments in sales and marketing as well as increased professional fees incurred during the quarter.
Financial Flexibility and a Strong Balance Sheet

Cash was $4.9 million at September 30, 2019, compared to a cash level of $4.5 million at June 30, 2019. The Company had working capital of $9.9 million at September 30, 2019 an increase over working capital at June 30, 2019 of $10.6 million.
Looking Forward
Mr. Tusa concluded, “While we are very proud of the strong growth we have seen over the past two quarters, we are focused on driving longer-term sustainable growth and increased recurring revenue, which we believe could be accomplished through further penetration in the $1 billion dollar medical waste management market for small and medium quantity generators and through our continued leadership role in the U.S. providing solutions designed to facilitate the management of unused ultimate user medications which we believe could evolve into another $1 billion market opportunity. The team is very excited about being part of a Company not only generating significant growth rates but also addressing two markets that we believe to be very underserved: small and medium quantity medical waste generators and ultimate user unused medication management."
First Quarter Fiscal Year 2020 Webcast and Conference Call
The Company will host a teleconference today beginning at 11:00 a.m. Eastern Time, during which management will review the financial and operating results for the period and discuss Sharps’ corporate strategy and outlook. A question-and-answer session will follow.
The Sharps conference call can be accessed by domestic callers by dialing (877) 407-0782. International callers may access the call by dialing (201) 689-8567. The webcast can be monitored at www.sharpsinc.com.
A telephonic replay will be available through November 23, 2019. To listen to the replay, domestic callers should dial (877) 481-4010 and international callers should dial (919) 882-2331 and enter replay ID number 53915. Transcript will also be posted to the Sharps website, once available.
About Sharps Compliance Corp.
Headquartered in Houston, Texas, Sharps Compliance is a leading full-service national provider of comprehensive waste management services including medical, pharmaceutical and hazardous. Its key markets include healthcare facilities, pharmaceutical manufacturers, home healthcare providers, assisted living / long-term care, surgery centers, retail pharmacies and clinics, and the professional market which is comprised of physicians, dentists and veterinary practices. The Company's flagship product, the Sharps Recovery System, is a comprehensive solution for the containment, transportation, treatment and tracking of medical waste and other used healthcare materials. The Company also offers its route-based pick-up service in a twenty-four (24) state region of the South, Southeast and Northeast portions of the United States. Sharps also provides two simple solutions for safe and easy disposal of unused medications: MedSafe collection receptacles and TakeAway Medication Recovery System Envelopes.
More information on the Company and its products can be found on its website at: www.sharpsinc.com.
Safe Harbor Statement
The information made available in this news release contains certain forward-looking statements which reflect Sharps Compliance Corp.'s current view of future events and financial performance. Wherever used, the words "estimate," "expect," "plan," "anticipate," "believe," "may" and similar expressions identify forward-looking statements. Any such forward-looking statements are subject to risks and uncertainties and the company's future results of operations could differ materially from historical results or current expectations. Some of these risks include, without limitation, the company's ability to educate its customers, development of public awareness programs to educate the identified consumer, customer preferences, the Company's ability to scale the business and manage its growth, the degree of success the Company has at gaining more large customer contracts, managing regulatory compliance and/or other factors that may be described in the company's annual report on Form 10-K, quarterly reports on Form 10-Q and/or other filings with the Securities and Exchange Commission. Future economic and industry trends that could potentially impact revenue and profitability are difficult to predict. The Company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results, express or implied therein, will not be realized.
Non-GAAP Measures
This release contains certain financial information not derived in accordance with generally accepted accounting principles (“GAAP”), including customer billings information and EBITDA. The Company believes this information is useful to investors and other interested parties. EBITDA is a significant performance metric used by management and by external users of our financial statements such as investors, research analysts and others to assess the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness; and our operating performance and return on capital as compared to those of other companies in our industry. Such information should not be considered as a substitute for any measure derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measures is included as an attachment to this release.

For more information contact:

Diana P. Diaz Sharps Compliance Corp. Vice President and Chief Financial Officer Phone: (713) 660-3547 Email: ddiaz@sharpsinc.com	John Nesbett/Jennifer Belodeau IMS Investor Relations Phone: (203) 972-9200 Email: jnesbett@institutionalms.com

FINANCIAL TABLES FOLLOW

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Three-Months Ended
	September 30,
	2019	2018	% Change

Revenue	$13,599	$10,293	32.1%

Cost of revenue	9,115	6,941	31.3%
Gross profit	4,484	3,352	33.8%
Gross margin	33.0%	32.6%
SG&A expense	3,512	3,026	16.1%
Depreciation and amortization	204	201

Operating Income	768	125
Operating margin	5.6%	1.2%

Interest income	5	5
Interest expense	(19)	(23)
Total other expense	(14)	(18)

Income before income tax expense	754	107
Income tax expense	68	37
Net Income	$686	$70

Net Income Per Share
Basic and diluted	$0.04	$0.00

Weighted Average Shares Outstanding
Basic	16,145	16,082
Diluted	16,168	16,089

Sharps Compliance Corp. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(Unaudited)

	September 30,	June 30,
	2019	2019

ASSETS:
Current assets:
Cash	$4,866	$4,512
Accounts receivable, net	10,688	9,289
Inventory	3,277	3,770
Contract asset	142	260
Prepaid and other current assets	989	922
Total current assets	19,962	18,753
Property, plant and equipment, net	6,190	5,867
Operating lease right of use asset	8,542	—
Long-term inventory, net of current portion	1,012	1,046
Other assets	443	443
Goodwill	6,735	6,735
Intangible assets, net	3,061	3,196
Total assets	$45,945	$36,040

LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
Accounts payable	$2,511	$2,946
Accrued liabilities	2,279	2,213
Operating lease liability	1,734	—
Current maturities of long-term debt	528	517
Contract liability	3,002	2,502
Total current liabilities	10,054	8,178
Contract liability, net of current portion	653	503
Operating lease liability, net of current portion	6,938	—
Other long-term liabilities	—	42
Deferred tax liability	288	243
Long-term debt, net of current portion	1,068	948
Total liabilities	19,001	9,914
Stockholders’ equity	26,944	26,126
Total liabilities and stockholders' equity	$45,945	$36,040

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing and Revenue Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2019	% Total	2018	$ Change	%
BILLINGS BY MARKET:
Retail	$4,142	29.1%	$2,260	$1,882	83.3%
Professional	4,135	29.1%	3,674	461	12.5%
Home Health Care	3,317	23.3%	1,927	1,390	72.1%
Pharmaceutical Manufacturer	937	6.6%	808	129	16.0%
Government	764	5.4%	597	167	28.0%
Assisted Living	624	4.4%	645	(21)	(3.3)%
Environmental	19	0.1%	103	(84)	(81.6)%
Other	281	2.0%	290	(9)	(3.1)%
Subtotal	$14,219	100.0%	$10,304	$3,915	38.0%
GAAP Adjustment *	(620)		(11)	(609)
Revenue Reported	$13,599		$10,293	$3,306	32.1%

*Represents the net impact of the revenue recognition adjustments to arrive at reported GAAP revenue. Customer billings include all invoiced amounts for products shipped or services rendered during the period reported. GAAP revenue includes customer billings as well as numerous adjustments necessary to reflect, (i) the deferral of a portion of current period sales, (ii) recognition of certain revenue associated with product returned for treatment and destruction and (iii) provisions for certain product returns and discounts to customers which are accounted for as reductions in sales in the same period the related sales are recorded. Most of the difference between customer billings and GAAP revenue is reflected in the Company’s balance sheet as Contract Liability.

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Solution Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2019	% Total	2018	$ Change	%
BILLINGS BY SOLUTION:
Mailbacks	$7,737	54.4%	$5,618	$2,119	37.7%
Route-Based Pickup	2,657	18.7%	2,128	529	24.9%
Unused Medications	2,383	16.8%	1,639	744	45.4%
Third Party Treatment	19	0.1%	102	(83)	(81.4)%
Other	1,423	10.0%	817	606	74.2%
Total Billings By Solution	$14,219	100.0%	$10,304	$3,915	38.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Customer Billing by Channel Information
(in thousands)
(Unaudited)

	Three-Months Ended September 30,
	2019	% Total	2018	$ Change	% Change
BILLINGS BY CHANNEL:
Direct Sales	$7,698	54.1%	$4,625	$3,073	66.4%
Distributors	3,991	28.1%	3,357	634	18.9%
Inside and Online Sales	2,530	17.8%	2,322	208	9.0%
Total Billings By Channel	$14,219	100.0%	$10,304	$3,915	38.0%

Sharps Compliance Corp. and Subsidiaries
Supplemental Table to Reconcile Net Loss to EBITDA*
(in thousands)
(Unaudited)

	Three-Months Ended
	September 30,
	2019	2018

Net Income	$686	$70

Income tax expense	68	37
Interest expense, net	14	18
Depreciation and amortization	421	391

EBITDA	$1,189	$516

*The Company defines earnings before interest, taxes, depreciation and amortization (“EBITDA”) as net income, plus income tax expense, net interest expense, and depreciation and amortization. Other companies may define EBITDA differently. EBITDA is presented because it is a financial measure that is frequently requested by third parties. However, EBITDA is not considered under generally accepted accounting principles as a primary measure of an entity’s financial results, and accordingly, EBITDA should not be considered an alternative to operating income, net income, or cash flows as determined under generally accepted accounting principles and as reported by the Company.